Pricing Supplement dated March 9, 2005 	                         Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and	                    File No. 333-113680
Prospectus Supplement dated April 2, 2004)

	              TOYOTA MOTOR CREDIT CORPORATION

	          Medium-Term Note, Series B - Floating Rate
________________________________________________________________________________

Principal Amount: $400,000,000		    Trade Date: March 9, 2005
Issue Price: 100.00%			    Original Issue Date: March 14, 2005
Initial Interest Rate:  See "Additional     Net Proceeds to Issuer: $399,960,000
   Terms of the Notes -- Interest"          Principal's Discount
Interest Payment Period: Quarterly	       or Commission: 0.01%
Stated Maturity Date: April 10, 2006
________________________________________________________________________________

Calculation Agent: Deutsche Bank Trust Company Americas
Interest Calculation:
  [X]  Regular Floating Rate Note            [ ]  Floating Rate/Fixed Rate Note
  [ ]  Inverse Floating Rate Note	            (Fixed Rate Commencement
            (Fixed Interest Rate): 	             Date):
  [ ]  Other Floating Rate Note		            (Fixed Interest Rate):
            (see attached)

  Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
            [ ]  Eleventh District Cost of Funds Rate	[X]  Federal Funds Rate
            [ ]  LIBOR	   [ ]  Treasury Rate	     [ ]  Other (see attached)
                           If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                       [ ]  Telerate Page: 3750

  Initial Interest Reset Date: March 15, 2005	    Spread (+/-): +0.05%
  Interest Rate Reset Period: Daily	            Spread Multiplier:  N/A
  Interest Reset Dates: Each Business Day	    Maximum Interest Rate: N/A
  Interest Payment Dates: April 10, 2005,	    Minimum Interest Rate:  N/A
    July 10, 2005, October 10, 2005,		    Index Maturity: N/A
    January 10, 2006 and at Maturity		    Index Currency:  N/A

Day Count Convention:
  [ ]  30/360 for the period from       to
  [X]  Actual/360 for the period from March 14, 2005 to April 10, 2006
  [ ]  Other (see attached)

Redemption:
  [X]	The Notes cannot be redeemed prior to the Stated Maturity Date.
  [ ]	The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date: N/A
        Initial Redemption Percentage: N/A
        Annual Redemption Percentage Reduction: N/A

Repayment:
  [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
  [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %
Currency:
  Specified Currency:  U.S. dollars
        (If other than U.S. dollars, see attached)
  Minimum Denominations:
        (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
  Total Amount of OID:
  Yield to Maturity:
  Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

                        	___________________________
	                                  HSBC
	                            Merrill Lynch & Co.

                             ADDITIONAL TERMS OF THE NOTES

Interest

          The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to the Federal Funds Rate with respect to March 14, 2005 plus 0.05%. Notwithstanding anything contained in the Prospectus Supplement to the contrary, (i) the Interest Determination Date with respect to the Notes will be the same Business Day as the related Interest Reset Date; and (ii) the Interest Rate to be used for the two Business Days immediately prior to each Interest Payment Date (including the date of Maturity) will be the Interest Rate in effect on the second Business Day preceding such Interest Payment Dates.


Plan of Distribution

          Under the terms of and subject to the conditions of an Appointment Agreement dated May 4, 2004 and an Appointment Agreement Confirmation dated March 9, 2005 (collectively, the "HSBC Agreement") between TMCC and HSBC Securities (USA) Inc. ("HSBC"), HSBC, acting as principal, has agreed to purchase and TMCC has agreed to sell $200,000,000 in principal amount of the Notes at 99.99% of their principal amount.

            Under the terms of and subject to the conditions of a terms agreement under a Distribution Agreement dated April 2, 2004 between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill"), Citigroup Global Markets Inc., Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated (the "Merrill Agreement"), Merrill, acting as principal, has agreed to purchase and TMCC has agreed to sell $200,000,000 in principal amount of the Notes at 99.99% of their principal amount.

          HSBC and Merrill may each resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

          Under the terms and conditions of the HSBC Agreement and the Merrill Agreement, the obligations of HSBC and Merrill to purchase the Notes are several and not joint, and in the event of a default by either of them, TMCC will issue the notes to the other dealer and the size of the offering will be
correspondingly reduced.   Under the terms and conditions of the HSBC Agreement
and the Merrill Agreement, each of HSBC and Merrill is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation are taken.